SARBANES-OXLEY ACT CODE OF ETHICS
                      FOR PRINCIPAL EXECUTIVE AND PRINCIPAL
                  FINANCIAL OFFICERS OF TT INTERNATIONAL U.S.A.
              MASTER TRUST AND TT INTERNATIONAL U.S.A. FEEDER TRUST

I.   COVERED OFFICERS/PURPOSE OF THE CODE

     This code of ethics (the "CODE")(1) for TT International U.S.A. Master Trust and TT International U.S.A. Feeder Trust (collectively, the "TRUSTS" and each, a "TRUST") applies to each Trust's President and Principal Executive Officer, Treasurer and Principal Accounting and Financial Officer (each, a "COVERED OFFICER" and collectively, the "COVERED OFFICERS") for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a Trust files with, or submits to, the Commission and in other public communications made by the Trusts;

     o    compliance   with   applicable   laws  and   governmental   rules  and
          regulations;

     o the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and


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(1) This  Code  shall be the sole  code of  ethics  adopted  by the  Trusts  for purposes  of  Section  406 of the  Sarbanes-Oxley  Act and the  rules  and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trusts, TT International, which serves as investment manager to the series of the Trusts (the "MANAGER"), or the principal underwriter or other service providers of the Trusts govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Certain conflicts of interest that may arise out of the relationships between Covered Officers and the Trusts already are subject to conflict of interest provisions in, or in regulations adopted by the U.S. Securities and Exchange Commission (the "COMMISSION") pursuant to, the U.S. Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT") and the U.S. Investment Advisers Act of 1940, as amended (the "INVESTMENT ADVISERS ACT"). The compliance programs and procedures of the Trust and of the Manager,
are  designed  to  prevent,  or  identify  and  correct,   violations  of  these
provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. For example, the Trusts' and the Manager's codes of ethics or personal dealing rules under Rule 17j-1 of the Investment Company Act and the Manager's more detailed policies and procedures set forth in the Manager's Compliance Manual are separate requirements applying to the Covered Officers, and are not part of this Code. In addition, there are certain conflicts of interest that are covered by this Code that are not subject to provisions of the Investment Company Act and the Investment Advisers Act.


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     o    accountability for adherence to this Code.


     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with a Trust.

     The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts.(2)

     Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by either Trust whereby the Covered Officer would benefit personally to the detriment of the Trust; and

     o not cause either Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust.

     There  are some  potential  conflicts  of  interest  which  must  always be

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(2) Although  typically not  presenting  an  opportunity  for improper  personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trusts and the Manager of which the Covered Officers are also partners or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trusts or for the Manager, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Manager and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and the Manager and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically for purposes of this Code. In addition, it is recognized by each Trust's Board of Trustees (each, a "BOARD" and collectively, the "BOARDS") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes.

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referred  to the  individual  designated  from time to time by the Board of each
Trust as the compliance officer for purposes of this Code (the "COMPLIANCE OFFICER"). No action may be taken without his approval. Examples of these include:(3)

     o    service as a director on the board of any public or private company;

     o the receipt of any gifts from any person or entity with which a Trust has a current or prospective business relationship in excess of US$150. However, any gift worth US$15 or more must be surrendered to the Compliance Officer for inclusion in the Manager's Christmas raffle for partners and employees, the proceeds of which go to charity;

     o the receipt of any entertainment from any company with which a Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of a Trust's service providers, other than the Manager or the Trust's principal underwriter, administrator or any affiliated person thereof; and

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to each Trust;

     o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to each Trust's trustees and auditors and to governmental regulators and self-regulatory organizations; and

     o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with the other officers and employees of the Trusts and the Manager with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Trusts file with, or submit to, the Commission and in other public


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(3) Any activity or  relationship  that would present a conflict for the Covered
Officer would also likely present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.


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communications made by the Trusts.

IV.  REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     o affirm in writing to the Board that he has received, read, and understands this Code;

     o    annually affirm to the Board that he has complied with this Code;

     o report at least annually affiliations and other relationships related to conflicts of interest covered by the Trust's Questionnaire for Trustees and Officers;

     o not retaliate against any trustee or other officer of the Trusts and any partner or employee of the Manager, or any partner, officer, trustee, or employee of any of their affiliated persons for reports of potential violations that are made in good faith; and

     o notify the Compliance Officer promptly if he knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

     The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

     The Trusts will follow these procedures in investigating and enforcing this
Code:

     o the Compliance Officer will take all appropriate action to investigate any potential violations reported to him;

     o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

     o any matter that the Compliance Officer believes is a violation will be reported to the Trustees Committee of the Trust (the "COMMITTEE");

     o if the Committee concurs that a violation has occurred, the Committee will consider appropriate action. Appropriate action may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Manager or its partners; or a recommendation to the Board of the Trust to dismiss the Covered Officer as an officer of the Trust;

     o    the  Committee  will  be   responsible   for  granting   waivers,   as
          appropriate,  of

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any material violation of this Code reported to the Committee; and

     o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by Commission rules.


V.   AMENDMENTS

     Any amendments to this Code must be approved by a majority vote of the Board, including a majority of Trustees who are not "interested persons" as defined in the Investment Company Act (the "NON-INTERESTED Trustees").

VI.  CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Boards, the Committees, counsel to the Trusts, counsel to the Non-Interested Trustees, the Manager, its counsel, any administrator or underwriter for the Trusts, or their counsel. The Compliance Officer, the Committees and the Boards shall have the authority to make additional general or specific exceptions to this confidentiality policy.

VII. INTERNAL USE

     This Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of either Trust, as to any fact, circumstance, or legal conclusion. Nor is this Code a waiver of any right or privilege of either Trust.





Date:  _____________________________







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